UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 10, 2005

Sprint Nextel Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Kansas	1-04721	48-0457967
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2001 Edmund Halley Drive , Lega Department , Reston, Virginia		20191
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-433-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 10, 2005, the Human Capital and Compensation Committee of the Board of Director of Sprint Nextel Corporation ("Sprint Nextel") approved a new deferred compensation plan, to be effective January 1, 2006. Eligible participants will be employees of Sprint Nextel and its subsidiaries at director level and above and outside directors of Sprint Nextel.

Eligible employees will be allowed to elect, in the year before the compensation is earned, to contribute up to 75% of base salary and up to 100% of incentive compensation, in increments of 1%. Outside directors will be allowed to contribute up to 100% of director fees in increments of 1%. All contributions, and earnings credited to contributions, will be 100% vested.

Investment options will be selected by the Employee Benefits Committee in a manner designed to offer diversification across an array of asset classes. The investment options will include phantom share units representing shares of Sprint Nextel’s common stock. All investments will be unfunded obligations of Sprint Nextel.

Participants will be able to transfer between investment options on any business day, but only four transfers may be made in each calendar year and three months must elapse between transfers.

Participants will be able to elect payment of benefits to begin on a specified date at least five (5) years in the future or on termination of the participant’s employment (subject to a six months delay to the extent required under Internal Revenue Code Section 409A), in the form of a lump sum or annual installments over two to fifteen years. Notwithstanding the participant’s election and subject to Internal Revenue Code Section 409A, benefits will be immediately distributed in a lump sum upon the participant’s death, termination of the participant’s employment if the aggregate account balance is less than $20,000, or termination of the participant’s employment within one year of a change in control of Sprint Nextel. In the event of a participant’s long-term disability, distribution will began immediately in a lump sum or installments as elected. All distributions will be made in cash.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sprint Nextel Corporation

October 14, 2005	By:	Gary D. Begeman

Name: Gary D. Begeman
Title: Vice President